Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of ETFis Series Trust I and to the use of our report dated December 29, 2015 on the financial statements and financial highlights of Virtus Newfleet Multi-Sector Unconstrained Bond ETF, a series of shares of beneficial interest in ETFis Series Trust I.  Such financial statements and financial highlights appear in the October 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 29, 2016